JONES LANG LASALLE INCORPORATED
200 EAST RANDOLPH DRIVE
CHICAGO, ILLINOIS 60601

September 5, 2006

Ms. Lynn C. Thurber
200 East Randolph Drive
Chicago, Illinois 60601

Dear Lynn:

You have indicated that you will retire from your position as Chief Executive Officer of LaSalle Investment Management, Inc. (LIM), a wholly-owned subsidiary of Jones Lang LaSalle Incorporated (JLL), effective as of the close of business on December 31, 2006.

By this letter agreement (this Agreement), you and JLL (both for itself and on behalf of LIM) agree to (1) confirm certain matters with respect to your retirement and (2) establish the principal roles and responsibilities you will have, and the financial and other terms that will apply, when you assume the role of Chairman of LIM, as you, JLL and LIM have agreed that you will do effective January 1, 2007.

We greatly look forward to continuing our highly successful relationship with you as outlined in this Agreement and are confident that in your new role you will add significant value to our organization as you have done before your retirement.

Confirmation of Retirement Matters

With respect to your retirement, we agree as follows:

(1)   Treatment of Equity Plans. For avoidance of doubt, the consequences of your retirement on the various equity and other positions you hold pursuant to our compensation and benefit plans will be established under the terms of those respective plans and will be reflected in documentation that Human Resources will separately provide to you. Accordingly, for example, no unvested shares of restricted stock (whether received by you as grants under the Stock Award and Incentive Plan or under either of the Stock Ownership Program or the LIM Long-Term Incentive Compensation Program), or any unvested and/or unexpired options, will be forfeited as the result of your retirement, but will continue to vest according to the separate agreements that apply to the various awards. Additionally, the grant you received in 2002 under the Co-Investment Long-Term Incentive Plan will vest according to its terms on January 1, 2007 and will not be forfeited.

(2)   2006 Cash Bonus and Participation in LIM Long-Term Incentive Compensation Program. As a material inducement to your agreement to assume the role of LIM Chairman, JLL and LIM agree that you will remain eligible to receive your bonus for 2006 as if you remained employed as LIM’s Chief Executive Officer on the date that bonuses are generally paid to LIM employees in 2007 (or put another way, that you will not forfeit any rights to receive your 2006 bonus as the result of your retirement at the end of 2006). Your 2006 bonus will be determined by the Compensation Committee of JLL’s Board of Directors and paid in 2007 according to the procedures and schedule applicable to LIM employees generally.

For avoidance of doubt, you will continue to participate in the LIM Long-Term Incentive Compensation Program as set forth in the Program document, including without limitation the phased-in reduction of award points over a three-year period pursuant to the provision thereof entitled “Retirement and Death/Disability.” The provisions of the Program as in effect on the date of this Agreement shall apply for 2007. Thereafter, as anticipated in the Program, the provisions of any extension, modification or alternative program as may generally be put in place for LIM employees shall apply to you for 2008 and 2009. However, in no event may the current structure of award points reduction be changed as to you, so that while the methodology for determining the value of award points may change as contemplated above, the reduction in your award points must in any event remain at 20% per year for the next three years as is stated in the current Program and may not be modified without your consent.

The evaluation of your 2006 performance and the determination of your actual 2006 bonus amount and the determination of your actual 2006 award points under the LIM Long-Term Incentive Compensation Program will reflect that you were the full-time Chief Executive Officer of LIM for the entire evaluation year of 2006 and will not be impacted by your retirement as of December 31, 2006. In addition, your rights under section (1) above and under this section (2) shall not in any way be impacted in the event that your role as Chairman of LIM is terminated for any reason under section (5) below.

(3)   Retirement From All Positions. You will retire from all officer and other positions you currently hold in JLL or LIM, including International Director, all committee positions and all positions on any LIM funds. All of your relationships with JLL and LIM on and after January 1, 2007 shall be established pursuant to this Agreement or be clearly derived from your position as Chairman of LIM.

Terms Relating to LIM Chairman Position

With respect to your role as the Chairman of LIM, we further agree as follows:

(1)   Principal Responsibilities. Your principal responsibilities as Chairman of LIM are set forth on Appendix A to this Agreement. You agree to perform such additional duties as may be reasonably requested of you from time to time by either the Chief Executive Officer of LIM or the Chief Executive Officer of JLL, provided that such duties are reasonably related to your principal responsibilities and do not add to your expected time commitment as set forth below.

(2)   Time Commitment. The time commitment for the role of Chairman of LIM shall be approximately an average of 1-1/2 to 2 days per week (assuming that there are four weeks of vacation each year during which you will not be expected to spend any time on your responsibilities), provided that it shall be within your reasonable discretion to determine how best to allocate your time commitment in order to fulfill your responsibilities.

(3)   Reporting Relationship. In your role of Chairman, you will report directly to the Chief Executive Officer of LIM.

(4)   Compensation and Expense Reimbursement. Your compensation as Chairman of LIM shall be US$150,000 annually, paid semi-monthly in arrears through JLL’s regular payroll system.

You will be reimbursed for all reasonable and documented out-of-pocket expenses associated with carrying out your responsibilities under this Agreement (including any client entertainment and attendance at industry conferences and related events that is reasonably approved by the Chief Executive Officer of LIM), consistent with LIM’s travel and entertainment policies. This includes reimbursement for travel to Chicago (or elsewhere) from your residence(s) outside of Chicago for meetings reasonably related to carrying out such responsibilities.

JLL shall provide you, free of charge, such electronic, telecopy and communications equipment and connections, supplies and administrative assistance as shall be reasonably necessary for you to carry out your obligations under this Agreement and for you to be able to work from home.

(5)   Term and Termination. Your initial term as Chairman of LIM shall be from January 1, 2007 through December 31, 2008. We will thereafter review the relationship for possible renewal of the position on an annual basis, with any such annual renewal to be on mutually satisfactory terms in the discretion of each of you and the Chief Executive Officer of JLL.

During the calendar year 2008 and any subsequent renewal year, you may terminate this Agreement without cause upon at least thirty days written notice, in which case your compensation shall cease as of the termination date. This Agreement shall automatically terminate in the event of your death or permanent disability during the term of this Agreement or any renewal term, provided that JLL shall continue to pay (either to you or to your estate) the compensation set forth in section (4) above through the remainder of the then applicable term. JLL may terminate this Agreement at any time prior to the end of the initial or any renewal term in the event that you materially fail to perform your obligations under this Agreement in the reasonable discretion of JLL, in which case your compensation shall cease as of the termination date.

(6)   Part-Time Employment Status; Compliance with Code of Business Ethics. In your position as Chairman of LIM, you shall have the status of a part-time employee, as the result of which you shall not generally be eligible for benefits such as medical, disability, life or other insurances. Notwithstanding the foregoing, however, you will be able, at your discretion, to continue to participate in the 401(k) savings plan and will remain eligible to participate in the Company matching program.

As a part-time employee, you will remain subject to all of the provisions of (i) JLL’s Code of Business Ethics, including without limitation the provisions thereof relating to the confidentiality of information, and (ii) all JLL or LIM policies and procedures insofar as they reasonably relate to your obligations under this Agreement.

(7)   Non-Competition and Non-Solicitation; Other Board Service. During the initial and any renewal term of this Agreement, and through the date of the last vesting of shares of restricted stock units that you shall have received under the LIM Long-Term Incentive Compensation Program, you shall not (i) participate in, or provide advice or services to, any business activity that is then currently in competition with any business of JLL or LIM (or any of their respective affiliated entities), (ii) directly or indirectly solicit, induce or cause any JLL or LIM employee to leave employment by JLL or LIM or become employed by another entity with which you are affiliated, (iii) directly or indirectly solicit, induce or cause any JLL or LIM client to discontinue or reduce its relationship with JLL or LIM.

In addition, during the initial or any renewal term you shall not join the board of directors, advisory board or any other similar body, of any other for-profit entity that may be reasonably deemed to compete with JLL or LIM without the prior written consent of the Chief Executive Officer of JLL.

(8)   Miscellaneous Provisions; Governing Law. This Agreement constitutes the entire agreement between you, JLL and LIM, and supersedes all other communications, whether written or verbal. This Agreement may be amended only in writing by each of the parties hereto. A waiver of any provision by you, JLL or LIM shall not constitute a waiver of any succeeding breach of the same provision or a waiver of any other provision. Every part of this Agreement is severable from the others so that if one part is held to be void or unenforceable, the remaining parts shall remain in full force and effect. This Agreement shall be binding on the successors of the parties hereto, provided that you may not assign this Agreement or any aspect of it to any other person or entity without JLL’s prior written consent.

This Agreement shall be governed by the laws of the State of Illinois.

(9)   Notices. Any notice required to be given in writing under this Agreement shall be given by personal delivery or by overnight courier service to the address of each party as set forth below, or to such other address for either party as that party may designate by written notice. Delivery shall be deemed effective upon receipt or failure to accept receipt in the case of personal delivery or delivery by overnight courier.

Lynn C. Thurber

Ms. Lynn C. Thurber
c/o LaSalle Investment Management
200 East Randolph Drive
Chicago, Illinois 60601

Jones Lang LaSalle Incorporated

Chief Executive Officer
Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601

with a copy to:

Global General Counsel
Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601

We trust these arrangements meet with your approval. Please indicate your concurrence with the terms of this Agreement by countersigning a copy and returning it to us, at which point it will become effective as of the date first written above.

Sincerely,

JONES LANG LASALLE INCORPORATED

By:	/s/ Colin Dyer
Its:	Chief Executive Officer and President

Agreed and Accepted by:

/s/ Lynn C. Thurber
Lynn C. Thurber

Appendix A

PRINCIPAL ROLES AND RESPONSIBILITIES
OF THE
CHAIRMAN OF LASALLE INVESTMENT MANAGEMENT

Participation on Committees and Advisory Boards.

Serve as a member of the following groups:

o	Asia-Pacific Investment Committee (voting member);
o	Advisory Boards for Asia Recovery Fund, LaSalle Asia Opportunity Fund II and Japan Logistics Fund;
o	Co-investment Capital Allocation Committee (non-voting member);
o	Advisory Board of LIC I & II (position: Chairman).

Advisory Services.

Be available to provide advice and counsel to the Global Management Committee and CEO on matters like:

o	Business strategy and execution;
o	Client relationship management;
o	Human resources (e.g. - succession planning and mentoring);
o	Marketing strategy;
o	Thought leadership.

Client Relationship Management.

As appropriate, play a senior role in managing key client relationships and serve as an ambassador in the industry on behalf of LaSalle. Primary responsibilities will include:

o	Assisting with the smooth management of transition issues;
o	Helping LaSalle understand the needs of our clients, and advising on how these needs can be met;
o	Assisting with the marketing of our strategy and new product ideas as appropriate during interactions with clients and prospects;
o	Securing feedback from our clients regarding service delivery provided by our organization.

Chairman / LaSalle Advisory Committee.

Determine whether an Advisory Committee, comprised of 3-4 external senior people/specialists, should be formed to share ideas and advise the Global Management Committee on critical matters such as:

o	Industry trends;
o	Competitor practices;
o	Long-term business strategy;
o	New product ideas and competitive offerings;
o	Ways to differentiate the business within its sector;
o	Execution tactics.

In the event this Committee is formed, serve as the Chairman for this entity.